Union Bankshares, Inc.
Press Release
Exhibit 99.1


                            FOR IMMEDIATE RELEASE

Union Bankshares Announces Increase in Third Quarter Earnings and Dividend

Morrisville, VT October 4, 2000 - Union Bankshares, Inc. today announced net income for the quarter ended September 30, 2000 increased 10.1% to $1.247 million or $.41 per share compared to $1.133 million or $.37 per share for the same period last year.

Efforts to consolidate some of the "back room" operations of the subsidiary banks have begun to reflect in the reduction of certain expenses.

A quarterly dividend of $.26 per share was declared on October 4, 2000 to shareholders of record October 14th, payable October 17th. This is an increase from $.24 per share paid during the prior four quarters.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont.


This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 1999 annual report, which is available from the company without charge for a more complete description of the company's business.